Exhibit 99.1
News Release

BOARDWALK ANNOUNCES SECOND QUARTER 2008 RESULTS

HOUSTON, July 28, 2008 -- Boardwalk Pipeline Partners, LP (NYSE:BWP) announced today its results for the second quarter ended June 30, 2008, which included the following items:

−	Net income of $64.7 million for the quarter and $152.8 million for the six months ended June 30, 2008, an 83% and 32% increase from $35.4 million and $115.7 million in the comparable 2007 periods;

−
Operating revenues of $190.3 million for the quarter and $387.6 million for the six months ended June 30, 2008, a 26% and 14% increase from $150.5 million and $338.7 million in the comparable 2007 periods; and

−
Earnings before interest, taxes, depreciation and amortization (EBITDA) of $112.6 million for the quarter and $246.4 million for the six months ended June 30, 2008, a 75% and 39% increase from $64.4 million and $177.0 million in the comparable 2007 periods.

Operating results for the second quarter and six months ended June 30, 2008, were driven primarily by the following:

•	higher gas transportation revenues from the East Texas to Mississippi Expansion and Southeast Expansion projects, and higher transportation rates on existing capacity;

•
significantly lower parking and lending revenues due to unfavorable natural gas price spreads, partly offset by increased working gas capacity made available by the Western Kentucky Storage Expansion project;

•	higher depreciation and property taxes resulting from an increase in asset base due to the expansion projects; and

•
for the six-month period, $21.9 million ($18.8 million for the second quarter) of gains from gas sales and mark-to-market derivative activity associated with the expansion projects and $11.2 million of income related to a contract settlement gain.  In addition, the second quarter and six months ended June 30, 2007 were unfavorably impacted by a $14.7 million impairment loss related to the Magnolia Storage Expansion project.

Capital Program

Expansion and growth capital expenditures were $1.1 billion for the six months ended June 30, 2008.  This includes the following cash investments for the Partnership’s pipeline expansion projects (in millions):

	Six Months	Inception to Date
East Texas to Mississippi Expansion	$121.0	$934.4
Southeast Expansion	363.4	553.6
Gulf Crossing	368.1	504.7
Fayetteville and Greenville Laterals	195.7	260.9
Total expansion capital expenditures	$1,048.2	$2,253.6

We completed our East Texas to Mississippi expansion project during the second quarter of 2008 at a total cost of approximately $960 million, which is in line with our most recent estimate.  As of June 30, 2008, the Partnership is meeting its full contractual obligations of 1.4 Bcf per day.

The pipeline and one compressor station related to the Southeast Expansion project were placed in service during the second quarter 2008, providing peak-day transmission capacity of 1.2 Bcf per day.  The Partnership expects this project to be expanded to 2.2 Bcf per day by the first quarter 2009 in conjunction with the completion of the Gulf Crossing Project.  The total cost of this project is expected to be approximately $775 million.

In the second quarter 2008, the Partnership began construction of its Gulf Crossing Project.  Additionally, the Partnership has entered into an agreement, which will commence in 2010, for additional capacity that increases the long-term firm commitments for the project to 1.7 Bcf per day by 2012.  This commitment will require the construction of additional compression facilities which will be completed in 2010 at an additional cost of approximately $110 million which brings the total cost of this project to approximately $1.8 billion.

In the second quarter 2008, the Partnership also began construction of its Fayetteville and Greenville Laterals.  As previously announced, the long-term firm commitments related to the Fayetteville Lateral have increased to 1.3 Bcf per day, which will require the construction of additional compression facilities expected to be completed in 2010.  The total cost of the Fayetteville and Greenville Laterals project is expected to be approximately $1.3 billion.

Cost and timing estimates for the expansion projects are subject to a variety of risks and uncertainties, including delays in obtaining regulatory approvals, adverse weather conditions, delays in obtaining key materials, shortages of qualified labor and escalating costs of labor and materials resulting from the high level of construction activity in the pipeline industry.

Maintenance capital expenditures were $13.2 million for the six months ended June 30, 2008.

Earnings Per Unit

Earnings per limited partner unit for the second quarter and the six months ended June 30, 2008, have been adjusted by an assumed allocation to the general partner’s incentive distribution rights (IDRs) in accordance with generally accepted accounting principles applicable to companies having two classes of securities (EITF No. 03-6). Under EITF No. 03-6, earnings are allocated to participating securities in accordance with contractual participation rights assuming that all earnings for the period were distributed. Payments made on account of the IDRs are determined in relation to actual declared distributions and are not based on the assumed allocation required by EITF No. 03-6.

In June 2008, the Partnership issued and sold approximately 22.9 million class B units representing limited partner interests (class B units) to Boardwalk Pipelines Holdings Corp., a subsidiary of Loews Corporation.  The class B units will share in earnings allocations beginning July 1, 2008.  No earnings were allocated, or assumed to be allocated, to the class B units for the second quarter and six months ended June 30, 2008.

A reconciliation of the limited partners' interest in net income and net income available to limited partners used in computing net income per limited partner unit is as follows (in millions, except per unit data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Limited partners' interest in net income	$61.8	$34.2	$146.6	$112.7
Less assumed allocation to IDRs	0.8	(0.5)	10.1	3.7
Net income available to limited partners	61.0	34.7	136.5	109.0
Less assumed allocation to subordinated units	16.1	5.6	36.2	32.0
Net income available to common units	$44.9	$29.1	$100.3	$77.0
Weighted average common units	92.3	83.2	91.5	79.6
Weighted average subordinated units	33.1	33.1	33.1	33.1

Net income per limited partner unit – common units	$0.49	$0.35	$1.09	$0.97
Net income per limited partner unit – subordinated units	$0.49	$0.17	$1.09	$0.97

Conference Call

The Partnership has scheduled a conference call for July 28, 2008, at 9:00 a.m. EDT, to review the second quarter results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software.  Those interested in participating in the question and answer session of the conference call should dial (800) 295-4740 for callers in the U.S. or (617) 614-3925 for callers outside the U.S. The PIN number to access the call is 50323024.

Replay

An audio replay will also be available on the Boardwalk website www.bwpmlp.com immediately following the call.

Non-GAAP Financial Measure - EBITDA

EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts, and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering, and storage business.  EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP).  EBITDA is not necessarily comparable to a similarly titled measure of another company.

The following table presents a reconciliation of the Partnership's EBITDA to its net income, the most directly comparable GAAP financial measure, for each of the periods presented below (in millions):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Net Income	$64.7	$35.4	$152.8	$115.7
Income taxes	0.2	0.2	0.5	0.4
Depreciation and amortization	30.4	20.2	57.8	40.1
Interest expense	17.7	14.5	36.7	31.3
Interest income	(0.4)	(5.9)	(1.4)	(10.5)
EBITDA	$112.6	$64.4	$246.4	$177.0

About Boardwalk

Boardwalk Pipeline Partners, LP is a limited partnership engaged, through its subsidiaries, Gulf South Pipeline Company, LP and Texas Gas Transmission, LLC, in the interstate transportation and storage of natural gas.  Boardwalk’s two interstate natural gas pipeline systems have approximately 13,660 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 155 Bcf.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Partnership's overall business and financial performance, can be found in the reports and other documents filed by the Partnership with the Securities and Exchange Commission.  Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release.  The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to its forward-looking statements to reflect any change in the Partnership's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

BOARDWALK PIPELINE PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating Revenues:
Gas transportation	$160.2	$115.0	$336.7	$267.9
Parking and lending	4.6	12.8	9.7	31.2
Gas storage	13.6	10.5	24.3	18.2
Other	11.9	12.2	16.9	21.4
Total operating revenues	190.3	150.5	387.6	338.7

Operating Costs and Expenses:
Operation and maintenance	54.9	43.0	95.7	82.5
Administrative and general	27.3	22.1	52.5	47.9
Depreciation and amortization	30.4	20.2	57.8	40.1
Contract settlement gain	-	-	(11.2)	-
Asset impairment	-	14.7	1.4	14.7
Net (gain) loss on disposal of operating assets and related contracts	(14.2)	(1.0)	(14.0)	1.6
Taxes other than income taxes	10.9	7.2	22.9	15.2
Total operating costs and expenses	109.3	106.2	205.1	202.0

Operating income	81.0	44.3	182.5	136.7

Other Deductions (Income):
Interest expense	17.7	14.5	36.7	31.3
Interest income	(0.4)	(5.9)	(1.4)	(10.5)
Miscellaneous other (income) deductions, net	(1.2)	0.1	(6.1)	(0.2)
Total other deductions	16.1	8.7	29.2	20.6

Income before income taxes	64.9	35.6	153.3	116.1

Income taxes	0.2	0.2	0.5	0.4

Net income	$64.7	$35.4	$152.8	$115.7

Net income	$64.7	$35.4	$152.8	$115.7
Less general partner’s interest in Net income	2.9	1.2	6.2	3.0
Limited partners’ interest in Net income	$61.8	$34.2	$146.6	$112.7
Basic and diluted net income per limited partner unit:
Common units	$0.49	$0.35	$1.09	$0.97
Subordinated units	$0.49	$0.17	$1.09	$0.97
Cash distribution per unit to common and subordinated units	$0.465	$0.43	$0.925	$0.845
Weighted-average number of limited partner units outstanding:
Common units	92.3	83.2	91.5	79.6
Subordinated units	33.1	33.1	33.1	33.1

Contact:         Boardwalk Pipeline Partners, LP
Jamie Buskill, 713-479-8082
Senior VP, Chief Financial Officer and Treasurer

Or

Investor Relations:
Petra Tabor, 866-913-2122

SOURCE:      Boardwalk Pipeline Partners, LP